Exhibit 99.1

March 20, 2014

A message from the CEO of Zogenix to our stakeholders:

An increasing number of news reports have been including false and misleading statements about our company and our product, Zohydro™ ER (hydrocodone bitartrate) extended-release capsules (CII), the first and only extended release hydrocodone product without acetaminophen.

This misinformation has created negative perceptions about Zohydro ER, which was approved by the FDA in October 2013 for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. Up to 2.4 million patients who are currently taking immediate-release hydrocodone with acetaminophen for management of their severe chronic pain may be at risk for liver damage due to acetaminophen, which can be fatal or require a liver transplant. Zohydro ER serves as an important option for those patients, as well as providing an alternative option for severe chronic pain patients who have developed opioid tolerance, are not getting optimum pain relief or are experiencing side effects with other long-acting opioids.

Critics of Zohydro ER have claimed that this treatment is 10 times stronger than other opioids, 10 times more “lethal” than other hydrocodone prescription drugs (none of which are extended-release formulations), and that this is the strongest opioid available. All are gross misstatements and fail to consider each of the very different FDA-approved indications of each product and do not acknowledge that these products are used to treat a different severity of pain as reflected by their individual prescribing labels. The fact is, there are other extended-release opioids which are of higher strengths than Zohydro ER. For example, the highest dosage unit of extended-release oxycodone is 80 mg and the highest dosage unit of extended-release morphine is 200 mg, both of which are substantially higher than the highest dosage unit of Zohydro ER (which ranges from 10 mg to 50 mg).

In reality, any drug that is not used as prescribed presents a danger to the person abusing the medicine. That is why we have taken extraordinary steps to support the appropriate use of Zohydro ER through a comprehensive set of industry-leading safeguards. Before we even launched Zohydro ER, we established an External Safe Use Board of experts, including pain management, addiction and law enforcement specialists, who will independently evaluate surveillance data which will be continually shared with our Board of Directors and the FDA.

In addition, unlike other pharmaceutical companies, we compensate our sales team not on sales of Zohydro ER, but on their educational efforts and utilization of educational resources by prescribers, pharmacists and patients. We also provide access to free locking pill bottle caps and discounted safe-storage units to support appropriate use of Zohydro ER within the home.

We further would like to note that without justification, inaccurate allegations have been made that Zogenix paid a university to arrange meetings with the FDA to secure approval of Zohydro ER. The university in question has declared for the record that, in the meetings it arranged with FDA officials, no representation from Zogenix was present, nor was the company or its products ever discussed. In fact, Zogenix did not even exist as a company at the time of these meetings.

On behalf of severe chronic pain sufferers who will potentially benefit from Zohydro ER, we will continue to move aggressively to correct these false and misleading statements. The plight of people living with severe chronic pain should not be politicized. We encourage representatives of the news media who are reporting on Zohydro ER to contact us directly and we will gladly share the facts.

Roger Hawley

Chief Executive Officer

About Zohydro ER

INDICATION

Zohydro™ ER is an opioid agonist, extended-release, oral formulation of hydrocodone bitartrate indicated for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate.

LIMITATIONS OF USE

Because of the risks of addiction, abuse, and misuse with opioids, even at recommended doses, and because of the greater risks of overdose and death with extended-release opioid formulations, reserve Zohydro ER for use in patients for whom alternative treatment options (e.g., non-opioid analgesics or immediate-release opioids) are ineffective, not tolerated, or would be otherwise inadequate to provide sufficient management of pain.

Zohydro ER is not indicated for use as an as-needed (prn) analgesic.

Please see the Zohydro ER full prescribing information for the complete boxed warning and safety information.

WARNING: ADDICTION, ABUSE AND MISUSE; LIFE-THREATENING RESPIRATORY DEPRESSION; ACCIDENTAL EXPOSURE; NEONATAL OPIOID WITHDRAWAL SYNDROME; and INTERACTION WITH ALCOHOL

•	Zohydro ER exposes users to risks of addiction, abuse, and misuse, which can lead to overdose and death. Assess each patient’s risk before prescribing, and monitor regularly for development of these behaviors or conditions.

•	Serious, life-threatening, or fatal respiratory depression may occur. Monitor closely, especially upon initiation or following a dose increase. Instruct patients to swallow Zohydro ER whole to avoid exposure to a potentially fatal dose of hydrocodone.

•	Accidental consumption of Zohydro ER, especially in children, can result in fatal overdose of hydrocodone.

•	For patients who require opioid therapy while pregnant, be aware that infants may require treatment for neonatal opioid withdrawal syndrome. Prolonged use during pregnancy can result in life-threatening neonatal opioid withdrawal syndrome.

•	Instruct patients not to consume alcohol or any products containing alcohol while taking Zohydro ER because co-ingestion can result in fatal plasma hydrocodone levels.

IMPORTANT SAFETY INFORMATION

Zohydro ER is contraindicated in patients with: significant respiratory depression; acute or severe bronchial asthma or hypercarbia; known or suspected paralytic ileus; and hypersensitivity to hydrocodone bitartrate or any other ingredients in Zohydro ER.

Zohydro ER contains hydrocodone, a Schedule II controlled substance. As an opioid, Zohydro ER exposes users to the risks of addiction, abuse, and misuse. As modified-release products, such as Zohydro ER, deliver the opioid over an extended period of time, there is a greater risk for overdose and death due to the larger amount of hydrocodone present.

Potential serious adverse events caused by opioids include respiratory depression, potential for misuse and abuse, CNS depressant effects, prolonged gastric obstruction, and severe hypotension. The most common adverse reactions associated with Zohydro ER (≥2%) include constipation, nausea, somnolence, fatigue, headache, dizziness, dry mouth, vomiting, pruritus, abdominal pain, peripheral edema, upper respiratory tract infection, muscle spasms, urinary tract infection, back pain and tremor.

Zohydro ER uses Alkermes Pharma Ireland Limited’s patented Spheroidal Oral Drug Absorption System (SODAS®) drug delivery technology, which serves to enhance the release profile of hydrocodone to provide extended-release pain relief relative to existing immediate-release combination products.

For more information about Zohydro ER, please visit: www.ZohydroEr.com or the Zohydro ER REMS website at www.ZohydroERREMS.com.

About Zogenix

Zogenix, Inc. (Nasdaq: ZGNX), is a pharmaceutical company committed to developing and commercializing therapies that address specific clinical needs for people living with pain-related conditions and central nervous system disorders who need innovative treatment alternatives to help them return to normal daily functioning.

ZohydroTM ER is a trademark of Zogenix, Inc.

SODAS® is a trademark of Alkermes Pharma Ireland Limited